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                                                          Exhibit 99.1

[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE


Aehr Test Systems                        Investor Relations Contact:
Gary Larson                              Todd Kehrli or Jim Byers
Chief Financial Officer                  MKR Group Inc.
(510) 623-9400 x321                      (323) 468-2300
                                         aehr@mkr-group.com

  AEHR TEST SYSTEMS ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS


Fremont, CA (December 8, 2014) - Aehr Test Systems (Nasdaq: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced that John M. Schneider has joined the Company's Board of Directors, effective December 3, 2014. Mr. Schneider is founder, President and CEO of Private Wealth Advisors. He replaces Mukesh Patel, who has served on the Aehr Test Systems board since 1999 and has resigned for personal reasons. The number of Aehr Test board members remains at seven.

"John is a successful entrepreneur with extensive knowledge and proven ability to initiate and sustain growth and we are delighted to have him join our board," said Rhea Posedel, Chairman of Aehr Test Systems. "He has provided ongoing commitment, support and belief in Aehr Test Systems including participation in our recent common stock offering, with his ownership approaching 10 percent of our outstanding shares.
I would also like to take this opportunity to thank Mukesh for more than 15 years of service bringing his invaluable technology and marketing expertise to the company and for his ongoing support as a large shareholder in the company and a significant participant in our recent stock offering."

Gayn Erickson, President and CEO of Aehr Test Systems, said, "Having sat down and talked with John extensively, I am excited to welcome him to our team and believe now is a very good time for him to join the board. He will be a strong addition as we continue to build momentum for our key new products, which are aimed at capitalizing on the substantial emerging test market opportunities in automotive, mobility, communications, and data storage markets."

Mr. Schneider founded Private Wealth Advisors, Inc. (PWA) in 2003 with $300 million in assets and managed the firm's asset growth to approximately $1 billion in just over a decade. Based on the substantial growth of PWA, Mr. Schneider founded PWA Securities in 2008 to act as a broker-dealer for PWA. In addition, he founded PWA Real Estate in 2007. From an initial purchase of $14.5 million, the total value of all PWA Real Estate properties currently stands at approximately $160 million. He also serves on numerous boards in the Pittsburgh area.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements,


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capacity needs and opportunities for Aehr Test products in package and wafer level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOXTM families of test and burn-in systems and the DiePak(R) carrier. The ABTS system is used in production and qualification testing of packaged parts for both low-power and high-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers and systems-on-a- chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.







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